Exhibit 4.18

24 June 2011

Mark Ratcliffe

Telecom Corporation of New Zealand Limited

Level 8, Telecom House

68-86 Jervois Quay

PO Box 570

Wellington

Network Infrastructure Project Agreement dated 24 May 2011 between Crown Fibre Holdings Limited and Telecom Corporation of New Zealand Limited (the NIPA)

This letter is an amendment to the NIPA in accordance with clause 22.9.

Crown Fibre Holdings Limited (CFH) and Telecom Corporation of New Zealand Limited (the Company) agree to amend the following dates in Schedule 3 (Design and Build) to the NIPA:

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Clause 2.1(a) Initial Network Deployment Plan: by extending the date that the Company and CFH will agree a final version of the Initial Network Deployment Plan to 8 July 2011. If the parties cannot agree any of the matters for which CFH has final approval in accordance with clause 2.1(a) by 8 July 2011, then CFH will notify the Company of such finalised elements as soon as reasonably possible, but at any rate no later than 15 July 2011.

CFH will agree to a reasonable downward adjustment to the Minimum Annual Build Performance Milestone (MABPM) for the 2012 Financial Year (1 July – 30 June) to account for any material changes made by CFH to the area units Telecom had proposed to commence building during the 2012 Financial Year in its Initial Network Deployment Plan appended to the NIPA. The number of premises (if any) removed from the 2012 Financial Year MABPM will be added to the 2013 Financial Year MABPM.

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Clause 3.2(a) Initial System and Product Plan: by extending the date that the Company and CFH will agree a final version of the Initial SPP to 8 July 2011. CFH has final approval right over the Initial SPP for any elements not agreed. CFH will notify the Company of such finalised elements as soon as reasonably possible, but at any rate no later than 15 July 2011.

CFH and the Company agree to amend the following dates in Schedule 7 (Project Governance) to the NIPA:

•	Clause 4.2(c) Composition of Steering Committee: by extending the date by which the independent person to the Steering Committee is appointed by agreement between CFH and the Company to 29 July 2011.

•	Clause 5.3 Initial Fibre Business Plan: by extending the date that the Company will submit the initial Fibre Business Plan to the Steering Committee to not later than 25 August 2011.

The parties agree that the Document Finalisation Process set out in clause 1.1 of the NIPA will commence on 27 June 2011 on the draft Architecture submitted by Telecom.

All terms of the NIPA, other than those expressly varied pursuant to this letter; remain in full force and effect.

Signed by

Crown Fibre Holdings Limited:

Acknowledged and agreed:

Telecom Corporation of New Zealand Limited

Acknowledged and agreed to the terms of the attached letter of Crown Fibre Holdings Limited of 24 June 2011.

Telecom Corporation of New Zealand Limited

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